UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2024

Power Solutions International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35944	33-0963637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of Principal Executive Offices, and Zip Code)

(630) 350-9400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	—	—

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2024, Power Solutions International, Inc. (the “Company”) announced that on February 7, 2024, the Board of Directors of the Company appointed Randall D. Lehner as its General Counsel, effective March 4, 2024.

Mr. Lehner is an accomplished Legal Counsel who has more than 20 years of legal experience in the areas of complex commercial litigation, arbitration, regulatory compliance, internal controls and strategy, among others. Most recently, from May 2020 to February 2024, Mr. Lehner served as associate general counsel for Guaranteed Rate, LLC, a leading mortgage company, where he was a member of the executive leadership management team with primary responsibility for litigation and legal risk management. Prior to this role, from 2015 through 2020, Mr. Lehner was a partner with Kelly, Drye & Warren, LLP, where his practice focused on commercial litigation, regulatory, internal investigations and government enforcement actions. Prior to Kelly, Drye & Warren, LLP, from 1997 to 2014, Mr. Lehner worked at several other prestigious law firms.

Mr. Lehner holds a Juris Doctor degree from Duke University with high honors. He also holds a Bachelor of Arts degree in political science from the University of Michigan with high honors.

There are no family relationships between Mr. Lehner and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Lehner has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Lehner and any other person pursuant to which Mr. Lehner was appointed as an officer of the Company.

Employment Agreement with Randall Lehner

On February 8, 2024, the Company entered into an employment agreement with Mr. Lehner (the “Employment Agreement”). The Employment Agreement provides that Mr. Lehner’s employment is “at will” and may be terminated at any time by either party. The Employment Agreement provides for: (i) an annual base salary of $350,000, subject to increase from time to time; (ii) eligibility to participate in the Company’s Key Performance Indictor Plan (the “KPI”) at a target amount equal to 50% of his base salary; (iii) eligibility to participate in the Company’s Long Term Incentive Plan (the “LTI”) with a target LTI bonus equal to 60% of his base salary; and (iv) eligibility to receive a vehicle allowance of $800 per month. In the event that Mr. Lehner’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) during the employment term, he will be entitled to receive, among other things, (i) severance equal to base salary for nine months if his employment period is less than 48 months, and for one year if his employment period is 48 months or longer; and (ii) any unpaid awarded KPI and LTI bonuses. The Employment Agreement restricts Mr. Lehner from competing with the Company during the term of the agreement and for one year after termination of his employment with the Company. The Employment Agreement also restricts Mr. Lehner from soliciting the Company’s customers or employees during the term of the agreement and for one year after termination of his employment with the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On February 29, 2024, the Company issued a press release announcing the appointment of Mr. Lehner as General Counsel, which is attached hereto as Exhibit 99.1. The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. Exhibit Number Description

Exhibit No.	Description

10.1	Employment Agreement, dated as of February 8, 2024, by and between Randall D. Lehner and Power Solutions International, Inc.

99.1	Press Release dated March 1, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Power Solutions International, Inc.

Dated: March 1, 2024	By:	/s/ Dino Xykis

Name: Dino Xykis

Title: Chief Executive Officer and Chief Technical Officer